                         [SIDLEY AUSTIN LLP LETTERHEAD]

                                                                     EXHIBIT 8.1

                                  May 25, 2006

Merrill Lynch Mortgage Investors, Inc.
4 World Financial Center
250 Vesey Street
New York, New York 10080

          Re: Merrill Lynch Mortgage Trust 2006-C1
              Commercial Mortgage Pass-Through Certificates, Series 2006-C1

Ladies and Gentlemen:

          We have acted as special tax counsel to Merrill Lynch Mortgage
Investors, Inc. (the "Depositor") in connection with the following transactions
(collectively, the "Transactions"):

          (i) the sale by Merrill Lynch Mortgage Lending, Inc. ("MLML"), and the
     purchase by the Depositor, of certain commercial, multifamily and manufactured housing community mortgage loans (the "Merrill Mortgage
     Loans"), pursuant to the Mortgage Loan Purchase Agreement, dated as of May
     16, 2006 (the "Merrill Mortgage Loan Purchase Agreement"), between MLML as seller and the Depositor as purchaser;

          (ii) the sale by LaSalle Bank National Association ("LaSalle"), and the purchase by the Depositor, of certain other commercial, multifamily and manufactured housing community mortgage loans (the "LaSalle Mortgage
     Loans"), pursuant to the Mortgage Loan Purchase Agreement, dated as of May
     16, 2006 (the "LaSalle Mortgage Loan Purchase Agreement"), between LaSalle as seller and the Depositor as purchaser;

          (iii) the sale by PNC Bank, National Association ("PNC"), and the purchase by the Depositor, of certain other commercial, multifamily and manufactured housing community mortgage loans (the "PNC Mortgage Loans"), pursuant to the Mortgage Loan Purchase Agreement, dated as of May 16, 2006
     (the "PNC Mortgage Loan Purchase Agreement"), between PNC as seller and the
     Depositor as purchaser;

          (iv) the sale by Artesia Mortgage Capital Corporation ("Artesia"; and,
     collectively with MLML, LaSalle and PNC, the "Mortgage Loan Sellers"), and
     the purchase by the Depositor, of certain other commercial, multifamily and manufactured housing community mortgage loans (the "Artesia Mortgage
     Loans"; and, collectively with the Merrill Mortgage Loans, the LaSalle
     Mortgage Loans and the PNC Mortgage Loans, the "Mortgage Loans"), pursuant to the Mortgage Loan Purchase Agreement, dated as of May 16, 2006 (the
     "Artesia Mortgage Loan Purchase Agreement"; and, collectively with the
     Merrill Mortgage Loan Purchase Agreement, the LaSalle Mortgage Loan
     Purchase Agreement and the PNC Mortgage Loan Purchase Agreement, the

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     "Mortgage Loan Purchase Agreements"), between Artesia as seller and the
     Depositor as purchaser;

          (v) the creation of a common law trust (the "Trust") and the issuance of the Merrill Lynch Mortgage Trust 2006-C1, Commercial Mortgage
     Pass-Through Certificates, Series 2006-C1 (the "Certificates"), consisting of multiple classes designated Class A-1, Class A-2, Class A-3, Class A-3B,
     Class A-SB, Class A-4, Class A-1A, Class AM, Class AJ, Class B, Class C,
     Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L,
     Class M, Class N, Class P, Class Q, Class X, Class R-I, Class R-II and
     Class Z, pursuant to the Pooling and Servicing Agreement, dated as of May
     1, 2006 (the "Pooling and Servicing Agreement"), among the Depositor as depositor, Midland Loan Services, Inc. as master servicer no.1, Wells Fargo
     Bank, National Association as master servicer no.2, Midland Loan Services,
     Inc. as special servicer, LaSalle Bank National Association as certificate administrator and custodian, and U.S. Bank National Association as trustee
     (the "Trustee");

          (vi) the transfer of the Mortgage Loans by the Depositor to the Trust,
     pursuant to the Pooling and Servicing Agreement, in exchange for the issuance of the Certificates at the direction of the Depositor;

          (vii) the sale by the Depositor, and the purchase by Merrill Lynch,
     Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), LaSalle Financial
     Services, Inc. ("LaSalle Financial"), PNC Capital Markets LLC, Goldman,
     Sachs & Co. and Morgan Stanley & Co. Incorporated (collectively in such capacity, the "Underwriters"), of the Class A-1, Class A-2, Class A-3,
     Class A-3B, Class A-SB, Class A-4, Class A-1A, Class AM, Class AJ, Class B,
     Class C and Class D Certificates (collectively, the "Publicly Offered
     Certificates"), pursuant to the Underwriting Agreement, dated as of May 16,
     2006 (the "Underwriting Agreement"), between the Depositor, Merrill Lynch, for itself and as representative of LaSalle Financial, Goldman, Sachs & Co.
     and Morgan Stanley & Co. Incorporated, and PNC Capital Markets LLC;

          (viii) the sale by the Depositor, and the purchase by Merrill Lynch and LaSalle Financial (collectively in such capacity, the "Initial
     Purchasers"), of the Class E, Class F, Class G, Class H, Class J, Class K,
     Class L, Class M, Class N, Class P, Class Q, Class X, Class R-I and Class
     R-II Certificates (collectively, the "Privately Offered Certificates", and together with the Class Z Certificates, the "Private Certificates", and the
     Privately Offered Certificates, collectively with the Publicly Offered
     Certificates, the "Offered Certificates"), pursuant to the Certificate
     Purchase Agreement, dated as of May 16, 2006 (the "Certificate Purchase
     Agreement"), between the Depositor and Merrill Lynch, for itself and as representative of LaSalle Financial; and

          (ix) the execution and delivery of the Indemnification Agreement, dated as of May 16, 2006 (the "Indemnification Agreement"), between the
     Depositor, the Mortgage Loan Sellers, the Underwriters and the Initial
     Purchasers.

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          In the course of our acting as special tax counsel to the Depositor as described above, we reviewed the Pooling and Servicing Agreement, the
Underwriting Agreement, the Certificate Purchase Agreement, the Mortgage Loan
Purchase Agreements and the Indemnification Agreement (collectively, the
"Agreements"). Capitalized terms not defined herein have the respective meanings set forth in the Pooling and Servicing Agreement and, to the extent not defined therein, in the other Agreements.

          In addition, with the knowledge and consent of the Depositor and MLML, we have acted as special tax counsel to those parties in connection with the preparation or review of the following documents and all exhibits thereto
(collectively with the Agreements, the "Relevant Documents"):

          (a)  the Prospectus Supplement, dated May 16, 2006 (the "Prospectus
               Supplement"), specifically relating to the Publicly Offered
               Certificates and the Trust;

          (b)  the Prospectus, dated May 5, 2006 (the "Basic Prospectus" and, together with the Prospectus Supplement, the "Prospectus"), relating to publicly offered mortgage-backed securities,
               including mortgage pass-through certificates evidencing interests in trust funds established by the Depositor;

          (c)  the Private Placement Memorandum, dated May 16, 2006 (the
               "Memorandum"), specifically relating to the Privately Offered
               Certificates and the Trust; and

          (d)  the registration statement on Form S-3 (No. 333-130408) (the
               "Registration Statement") filed with the Securities and Exchange
               Commission (the "Commission").

          For purposes of rendering the opinions set forth below, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed relevant or necessary as the basis for such opinions; we have obtained such certificates from and made such inquiries of officers and representatives of the parties to the Agreements and public officials as we have deemed relevant or necessary as the basis for such opinions; and we have relied upon, and assumed the accuracy of, such other documents and records, such certificates and the statements made in response to such inquiries, with respect to the factual matters upon which such opinions are based. We have also assumed (i) the truthfulness and accuracy of each of the representations and warranties as to factual matters contained in the Agreements, (ii) the legal capacity of natural persons, (iii) the genuineness of all signatures, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies, (vi) the due organization of each of the parties to the Agreements and the valid existence of each such party in good standing under the laws of its jurisdiction of organization, (vii) the power and authority of all parties to the Agreements to enter into, perform

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under and consummate the transactions contemplated by the Agreements, without any resulting conflict with or violation of the organizational documents of any such party or with or of any law, rule, regulation, order, writ or decree applicable to any such party or its assets, and without any resulting default under or breach of any other agreement or instrument by which any such party is bound or which is applicable to it or its assets, (viii) the due authorization by all necessary action, and the due execution and delivery, of each of the
Agreements by all parties thereto, (ix) that each of the Agreements is the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, (x) the compliance with the Agreements by all parties thereto and, in the case of the Pooling and Servicing Agreement, by the registered holders and beneficial owners of the Certificates, (xi) the conformity to the requirements of the Pooling and Servicing Agreement and the
Mortgage Loan Purchase Agreements, of the Mortgage Notes, the Mortgages and the
other documents delivered to the Trustee by, on behalf of or at the direction of the Depositor and the Mortgage Loan Sellers, and (xii) the absence of any other agreement that supplements or otherwise modifies the express terms of the
Agreements.

          When used in this opinion, the term "knowledge" or words of similar import mean the actual knowledge of facts or other information of the Sidley
Austin LLP attorneys currently practicing law with this firm who have been actively involved in the above-described representation of the Depositor and/or
MLML. In that regard we have conducted no special or independent investigation of factual matters in connection with this opinion letter.

          In rendering the opinions below, we do not express any opinion concerning the laws of any jurisdiction other than the federal tax laws of the
United States of America. Furthermore, we do not express any opinion with respect to the tax laws of any particular State or with respect to any matter not expressly addressed below.

                                      * * *

          To comply with certain Treasury regulations, we state that (i) this opinion letter was written to support the promotion and marketing by others of the Certificates, (ii) this opinion letter was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties that may be imposed on such person, and (iii) each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

                                      * * *

          Based upon and subject to the foregoing, we are of the opinion that:

               1. As described in the Prospectus and the Memorandum, (a) REMIC I will qualify as a REMIC within the meaning of the REMIC Provisions, and the
     REMIC I Regular Interests will be "regular interests" and the Class R-I
     Certificates will evidence the sole class of "residual interests" in REMIC
     I and (b) REMIC II will qualify as a REMIC within the meaning of the REMIC
     Provisions, and the Regular Certificates will

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     be "regular interests" and the Class R-II Certificates will evidence the sole class of "residual interests" in REMIC II.

               2. Grantor Trust Z and Grantor Trust E will be classified as grantor trusts under subpart E, part I of subchapter J of the Internal
     Revenue Code of 1986, as amended.

          We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading
"Federal Income Tax Consequences" in the Prospectus Supplement. In giving such consent, we do not consider that we are "experts", within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

          The opinions expressed herein are being delivered to you as of the date hereof, and we assume no obligation to advise you of any changes of law or fact that may occur after the date hereof, notwithstanding that such changes may affect the legal analysis or conclusions contained herein. This opinion letter is being rendered solely to and for the benefit of the persons to whom it is addressed in connection with the matter described above; accordingly, it may not be quoted, filed with any governmental authority or other regulatory agency or otherwise delivered to or relied upon by any other person or used for any other purpose without our prior written consent; provided, however, that the recipient of this opinion letter (and each employee, representative, or other agent of such recipient) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions.

                                               Very truly yours,
                                           /s/ SIDLEY AUSTIN LLP